SECURITIES PURCHASE AGREEMENT
This SECURITIES PURCHASE AGREEMENT (this "Agreement") is made and entered into as of March 22, 2017, by and among AeroCentury Corp. (the "Company") and Lee G. Beaumont ("Beaumont").  Each of the parties hereto may be referred to as a "Party" to this Agreement, and collectively, the "Parties").
R E C I T A L S
WHEREAS, Beaumont owns 150,000 shares of common stock of the Company (collectively, the "Purchased Shares");
WHEREAS, the Company and Beaumont are parties to that certain Exchange Agreement, dated on or about the date hereof (the "Exchange Agreement"), pursuant to which the Company has agreed to (a) transfer ownership of a certain aircraft engine to Beaumont, and (b) purchase all the Purchased Shares from Beaumont;
WHEREAS, it is a condition to the consummation of the transactions contemplated by the Exchange Agreement that the Parties execute and deliver this Agreement;
WHEREAS, on the terms and subject to the conditions of this Agreement, Beaumont desires to sell the Purchased Shares to the Company, and the Company desires to purchase from Beaumont all the Purchased Shares, on the terms and conditions set forth in this Agreement; and
WHEREAS, as a condition to the Company entering into the transactions contemplated by this Agreement, Beaumont is willing to agree to certain restrictions on their involvement with the Company in the future and to release certain past claims.
NOW, THEREFORE, in consideration of the premises and the agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
ARTICLE I
SALE AND PURCHASE OF PURCHASED SHARES
Section 1.1 Purchase. Subject to the terms and conditions of this Agreement, Beaumont hereby sells, assigns, transfers, conveys and delivers to the Company, and the Company hereby purchases, acquires and accepts from Beaumont, free and clear of any and all Liens (as defined herein) other than Permitted Liens (as defined herein) the Purchased Shares for the consideration as further set forth in the Exchange Agreement (collectively, the "Purchase Price").
Section 1.2 Effectiveness. Simultaneously with the consummation of the transactions contemplated by the Exchange Agreement, Beaumont conveys to the Company all respective right, title and interest in and to the Purchased Shares.
ARTICLE II
REPRESENTATIONS AND WARRANTIES OF BEAUMONT
Section 2.1 Representations and Warranties of Beaumont.
Beaumont hereby represents and warrants to the Company, as of the date hereof, as follows:
(a) Beaumont is a natural person, and has the power, authority and capacity to execute and deliver this Agreement, to perform his obligations hereunder and to consummate the transactions contemplated hereby.
(b) The execution and delivery of this Agreement by Beaumont and the consummation by Beaumont of the transactions contemplated hereby (i) do not require Beaumont to obtain any consent, approval, authorization, order, registration or qualification of or (except for filings pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act")) make any filing with any Governmental Authority; and (ii) do not and will not constitute or result in a breach, violation or default under (A) any statute, law, ordinance, decree, order, injunction, rule, directive, judgment or regulation of any court, administrative or regulatory body, including any stock exchange or self-regulatory organization, governmental authority, arbitrator, mediator or similar body (each, a "Governmental Authority) applicable to Beaumont, or (B) the terms of any agreements binding upon Beaumont.
(c) This Agreement has been duly executed and delivered by Beaumont and constitutes a legal, valid and binding obligation of Beaumont, enforceable against Beaumont in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors' rights generally and by general principles of equity.
(d) Beaumont is the sole owner of the Purchased Shares. No person or entity has any beneficial ownership of the Purchased Shares other than Beaumont.  Beaumont has  good and valid title to the Purchased Shares, free and clear of any lien, encumbrance, pledge, charge, security interest, mortgage, title retention agreement, assessment, option, proxy, agreement to vote, equitable or other adverse claim (collectively, "Liens") other than Liens existing under applicable securities laws (collectively, "Permitted Liens"), and Beaumont has not, in whole or in part, (a) assigned, transferred, hypothecated, pledged or otherwise disposed of any of the Purchased Shares or their respective ownership rights in such Purchased Shares or (b) given any person or entity any transfer order, power of attorney or other authority of any nature whatsoever with respect to any of such Purchased Shares. There are no contracts, commitments, agreements, understandings or arrangements of any kind (contingent or otherwise) relating to, or granting rights in connection with, the issuance, sale, transfer or ownership of any of the Purchased Shares, other than as contemplated by the Exchange Agreement and this Agreement. The delivery of the Purchased Shares to the Company pursuant to the Exchange Agreement and this Agreement will transfer and convey good, valid and marketable title thereto to the Company, free and clear of all Liens other than Permitted Liens.
(e) Beaumont has such knowledge and experience in financial and business matters and in making investment decisions of this type that it is capable of evaluating the merits and risks of  making an informed investment decision to dispose of the Purchased Shares in accordance with the Exchange Agreement and this Agreement. In entering into the Exchange Agreement and this Agreement, Beaumont has consulted with his own advisors and has relied solely upon his own investigation and analysis, without relying upon the Company.
(f) Beaumont and his representatives have been provided with access to substantial information, including non-public information, relevant to the Company and the Purchased Shares, and Beaumont has reviewed such information as he considers necessary to evaluate the decision to sell the Purchased Shares pursuant to this Agreement (collectively, the "Provided Information"). Notwithstanding the access provided to Beaumont and his representatives, Beaumont acknowledges that the Company may be in possession of material non-public information about the Company not known to Beaumont ("Excluded Information"). Beaumont hereby waives any and all claims and causes of action now or hereafter arising against the Company, its Affiliates or any of their directors, officers, employees, agents or representatives based upon or relating to any alleged non-disclosure of Excluded Information or the disclosure of the Provided Information and further covenants not to assert any claims against or to sue the Company, its Affiliates or any of their directors, officers, employees, agents or representatives for any loss, damage or liability arising from or relating to the transactions contemplated by the Exchange Agreement or this Agreement based upon or relating to any alleged non-disclosure of Excluded Information or the disclosure of the Provided Information. The term "Affiliate" shall have the meaning set forth in Rule 12b-2 ("Rule 12b-2") promulgated by the Securities and Exchange Commission (the "SEC") under the Exchange Act and shall include persons who become Affiliates of any person subsequent to the date hereof.
(g) Beaumont acknowledges and confirms that he is aware that the Company is not making any representation or warranty to Beaumont whatsoever with respect to the business, condition (financial or otherwise), properties, prospects, creditworthiness, status or affairs of the Company, or with respect to the value of the Purchased Shares. Beaumont acknowledges and confirms that he is aware that the closing sale price of the Purchased Shares (the "Stock Price") has fluctuated since Beaumont acquired the Purchased Shares and is likely to continue to fluctuate after the date hereof, including possible material increases to the Stock Price.
(h) Other than the Purchased Shares, neither Beaumont nor any of his Affiliates beneficially owns any shares of capital stock of the Company.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
The Company hereby represents and warrants to Beaumont, as of the date hereof, as follows:
Section 3.1 Existence and Power.
(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware. The Company has the power, authority and capacity to execute and deliver this Agreement, to perform the Company's obligations hereunder and to consummate the transactions contemplated hereby.

(b) The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby (i) do not require the Company to obtain any consent, approval, authorization, order, registration or qualification of or, except as required pursuant to the Exchange Act, make any filing with any Governmental Authority; and (ii) except as would not have a material adverse effect on the ability of the Company to consummate the transactions contemplated by this Agreement on the terms set forth herein, do not and will not constitute or result in a breach, violation or default under (A) any statute, law, ordinance, decree, order, injunction, rule, directive, judgment or regulation of any Governmental Authority applicable to the Company or (B) the terms of any agreements binding upon the Company.

(c)The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby (i) do not require the Company to obtain any consent, approval, authorization, order, registration or qualification of or (except for filings pursuant to the Exchange Act) make any filing with any Governmental Authority; and (ii) do not and will not constitute or result in a breach, violation or default under (A) any statute, law, ordinance, decree, order, injunction, rule, directive, judgment or regulation of any Governmental Authority applicable to the Company, or (B) the terms of any agreements binding upon the Company.
Section 3.2 Valid and Enforceable Agreement; Authorization. This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors' rights generally and by general principles of equity. The Company has duly taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby.
Section 3.3 No Other Representations or Warranties. Except for the representations and warranties contained in this Agreement, neither the Company nor any other person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or with respect to any other information provided by or on behalf of the Company.
ARTICLE IV
COVENANTS AND RELEASE
Section 4.1 Standstill. Beaumont agrees that, during the period beginning on the date hereof and ending on the fifth (5th) anniversary of the date hereof (the "Restricted Period"), he will not, and he will cause each of his Affiliates, including, without limitation, agents or other persons acting on his behalf not to, and will cause his respective Associates (as defined in Rule 12b-2) not to:
(a) acquire, offer or propose to acquire or agree to acquire, directly or indirectly, by purchase or otherwise, beneficial ownership of any (i) interests in any of the Company's indebtedness or (ii) capital stock of the Company including but not limited to shares of common stock of the Company;
(b) submit, induce or encourage any person to submit, any shareholder proposal (pursuant to Rule 14a-8 promulgated by the SEC under the Exchange Act or otherwise) or any notice of nomination or other business for consideration at a meeting of the shareholders of the Company;

(c) advise, encourage or influence any person with respect to voting any shares of capital stock of the Company with respect to any matter;
(d) seek to control or influence the governance or policies of the Company;
(e) effect or seek to effect (including, without limitation, by entering into any discussions, negotiations, agreements or understandings with any third person), offer or propose (whether publicly or otherwise) to effect, or cause or participate in, or in any way assist or facilitate any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in (i) any acquisition of any material assets or businesses of the Company or any of its subsidiaries, (ii) any tender offer or exchange offer, merger, acquisition or other business combination involving the Company or any of its subsidiaries or (iii) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company or any of its subsidiaries;
(f) make any request, submit any proposal or disclose any intent to seek or obtain any waiver, consent under, or any amendment of, any provision of the Exchange Agreement or this Agreement other than through non-public communications with the Company that would not be reasonably determined to trigger public disclosure obligations for any Party or any Affiliate of any Party;
(g) enter into any arrangements, understandings or agreements (whether written or oral) with, or advise, finance, assist or encourage, any other person for the purpose of engaging, or offering or proposing to engage, in any of the foregoing; or
(h) take or cause or induce others to take any action inconsistent with any of the foregoing.
Section 4.2 Non-Disparagement. Subject to applicable law, during the Restricted Period, Beaumont shall not, and Beaumont shall cause his Affiliates (and shall use commercially reasonable efforts to cause his Associates) not to, directly or indirectly make or issue or cause to be made or issued any public disclosure, announcement or statement (including, without limitation, the filing of any document or report or the making of any other disclosure with the SEC or any other Governmental Authority, unless required by law or legal process, or any disclosure to any journalist, member of the media or securities analyst) concerning the Company (including, without limitation, the business, reputation, products or services of the Company) or any of its Affiliates, or any of its past or then-current directors, officers, employees, agents or representatives (collectively, "Representatives"), that disparages, or would be reasonably expected to disparage, the Company (or the business, reputation, products or services of the Company), its Affiliates or Representatives.
Section 4.3 Release. Effective as of the date hereof, each party, on behalf of itself, himself and its Affiliates, successors, assigns, heirs and beneficiaries and, to the extent acting in a representative capacity of any such person, such person's creditors, representatives, agents and attorneys (as applicable, collectively, the "Releasing Parties"), hereby fully and finally releases, acquits and forever discharges the other party, its Affiliates and each of its past or current directors, officers, employees, agents or representatives (as applicable, collectively, the "Released Parties"), from any and all actions, causes of action, suits, debts, accounts, bonds, bills, covenants, contracts, controversies, claims, counterclaims, demands, liabilities, obligations, damages, costs, expenses, compensation and other relief of every kind and nature whatsoever, at law or in equity, whether known or unknown, in each case, which exist as of the date hereof, which such Releasing Parties, or any of them, had, has or may have directly arising out of, connected with or related to Beaumont's investment in the Company ("Claims"); provided, however, that nothing in this Section 4.3 shall be construed to release, acquit or discharge any Claims or rights that any of the Releasing Parties had, have or may have pursuant to the Exchange Agreement or this Agreement (the "Release").
Each party also agrees that because the Release specifically covers known and unknown claims, each party hereby waive its and his rights under Section 1542 of the California Civil Code or any other comparable statute of any jurisdiction, which states as follows:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT TO THE DEBTOR.
If any Claim is not subject to the Release, to the extent permitted by law, each party waives, and will cause the applicable Releasing Parties to waive, any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a Claim in which the Company or any of the other applicable Released Parties is a party. Each party acknowledges that the consideration payable pursuant to the Exchange Agreement and this Agreement provides good and sufficient consideration for every promise, duty, release, obligation, agreement and right contained in the Release and this Agreement. Each party agrees that it will not, and will cause the applicable Releasing Parties not to, institute any litigation, lawsuit, claim or action against any applicable Released Party with respect to any and all Claims released in this Agreement. Each party hereby represents and warrants that it and he has access to adequate information regarding the terms of the Release, the scope and effect of the releases set forth herein and all other matters encompassed by the Release to make an informed and knowledgeable decision with regard to entering into the Release and has not relied on the applicable Released Parties in deciding to enter into the Release and has instead made its own independent analysis and decision to enter into the Release.

ARTICLE V
MISCELLANEOUS PROVISIONS
Section 5.1 Termination. This Agreement may be terminated by written consent of each of the Parties. If this Agreement is terminated in accordance with this Section 5.1, this Agreement shall be of no further force and effect, without any liability on the part of any Party, except for Sections 5.3 through 5.9 and 5.12 through 5.17, which shall survive the termination of this Agreement. Nothing herein shall relieve any Party of liability for a breach of any representation, warranty, agreement, covenant or other provision of this Agreement prior to the date of termination.

Section 5.2 Public Announcements. Promptly after the date hereof (and, in any event, within the applicable period required under the Exchange Act), (i) Beaumont shall file with the SEC an amendment to that certain Schedule 13D of Beaumont originally filed on December 5, 2014, subject to the prior opportunity of the Company to review and comment thereon (upon Company's review and comment thereon, Company expressly waives any rights it may otherwise have under Section 4.2 herein with respect to any statements set forth in such amendment to which the Company does not object during the course of such review and comment) and (ii) the Company shall file with the SEC a Form 8-K. Until the end of the Restricted Period, except with respect to disclosures that are consistent in all material respects with prior disclosures made in compliance with this Section 5.2, and to the extent permitted under applicable law, each Party shall consult with the other Parties before issuing, and give the other Parties the opportunity to review and comment upon, any press release or other public statement with respect to the Exchange Agreement or this Agreement or the transactions contemplated by the Exchange Agreement or this Agreement.
Section 5.3 Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given (i) upon personal delivery to the Party to be notified, (ii) when sent by confirmed facsimile if sent during normal business hours of the recipient, if not, then on the next business day or (iii) one business day after deposit with a nationally recognized overnight courier, specifying next-day delivery, with written verification of receipt. All communications shall be sent to the addresses set forth below or such other address or facsimile number as a Party may from time to time specify by notice to the other Parties.
If to the Company, to:
AeroCentury Corp.
Attention: Mr. Michael G. Magnusson, President
1440 Chapin Avenue, Suite 310
Burlingame, California  94010
Facsimile:  (650) 696-3929
Telephone:  (650) 340-1888
with a copy (which shall not constitute notice) to:
Morrison & Foerster LLP
Attn:  Timothy J. Harris
755 Page Mill Road
Palo Alto, California  94304-1018
Fax: (650) 251-3781
If to Beaumont, to:
Beautech Power Systems LLC
Attn:  Lee G. Beaumont
1717 McKinney Avenue, Suite 700
Dallas, Texas  75202
Attention: Lee Beaumont
Telephone:   +1 (214) 593-6423
Facsimile: +1 (214) 593-6410
Section 5.4 Entire Agreement. This Agreement and the other documents and agreements executed in connection with the transactions contemplated hereby (including but not limited to the Exchange Agreement) embody the entire agreement and understanding of the Parties with respect to the subject matter hereof and supersede all prior written and contemporaneous oral agreements, representations, warranties, contracts, correspondence, conversations, memoranda and understandings between or among the Parties or any of their agents, representatives or affiliates relative to such subject matter, including any term sheets, emails or draft documents.
Section 5.5 Assignment; Binding Agreement. No Party may assign this Agreement or any of its rights and obligations hereunder without the prior written consent of the other Parties, provided that the Company may assign its rights and obligations hereunder to any acquirer of the Company. This Agreement and the various rights and obligations arising hereunder shall inure to the benefit of and be binding upon the Parties and their respective successors and assigns.
Section 5.6 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Any counterpart or other signature hereupon delivered by facsimile or other electronic means shall be deemed for all purposes as constituting good and valid execution and delivery of this Agreement by such Party.
Section 5.7 Governing Law; Trial by Jury. This Agreement shall be governed by and construed in accordance with the internal laws of the State of California without regard to principles of conflicts of laws. Each Party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any action, suit or proceeding arising out of or relating to this Agreement or any transaction contemplated hereby.
Section 5.8 No Third Party Beneficiaries or Other Rights. Nothing herein shall grant to or create in any person not a party hereto, or any such person's dependents or heirs, any right to any benefits hereunder, and no such party shall be entitled to sue any party to this Agreement with respect thereto.
Section 5.9 Amendment; Waiver. This Agreement and its terms may not be changed, amended, waived, terminated, augmented, rescinded or discharged, in whole or in part, except by a writing executed by each of the Parties.
Section 5.10 No Brokers. No Party has engaged any third party as broker or finder or incurred or become obligated to pay any broker's, commission or finder's fee in connection with the transactions contemplated by this Agreement.

Section 5.11 Further Assurances. Each Party hereby agrees to execute and deliver, or cause to be executed and delivered, such other documents, instruments and agreements, and take such other actions consistent with the terms of this Agreement as may be reasonably necessary in order to accomplish the transactions contemplated by this Agreement.
Section 5.12 Costs and Expenses. Each Party shall each pay its own costs and expenses, including any commission or finder's fee to any broker or finder, incurred in connection with the negotiation, drafting, execution and performance of this Agreement; provided, however, that Beaumont shall, reimburse the Company for one-half of the legal fees of Company's outside counsel incurred in the preparation and negotiation of this Agreement and the Exchange Agreement, (the "Reimbursement Amount"); provided further that the Reimbursement Amount shall in no event exceed US$5,000.
Section 5.13 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, the court making such holding is expressly authorized to modify such invalid, illegal or unenforceable provision in lieu of severing such provision from this Agreement in its entirety, whether by rewriting such provision, deleting any or all of such provision, adding additional language to this Agreement or by making any other modifications as it deems warranted to carry out the intent and agreement of the Parties as embodied in this Agreement to the maximum extent permitted by law. Should any provision of this Agreement be held by a court of competent jurisdiction to be valid, legal or enforceable only if modified, or if any portion of this Agreement shall be held as invalid, illegal or unenforceable and thus stricken, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding on the Parties with any such modification to become a part hereof and treated as though originally set forth in this Agreement.
Section 5.14 Headings. The article and section headings herein are for convenience of reference only, do not constitute part of this Agreement and will not be deemed to limit or otherwise affect any of the provisions hereof.
Section 5.15 Construction. The definitions given for terms in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any term shall include the corresponding masculine, feminine and neuter forms. The word "including" shall be deemed to be followed by the phrase "without limitation". All references to "$" are to the lawful currency of the United States of America. The words "this Agreement", "hereof", "hereunder", "herein", "hereby" or words of similar import shall refer to this Agreement as a whole and not to a particular section, subsection, clause or other subdivision of this Agreement, unless the context otherwise requires.
Section 5.16 Specific Performance. The Parties acknowledge and agree that a Party could not be made whole by monetary damages in the event that any of the provisions of this Agreement are not performed by the other Party in accordance with their specific terms or are otherwise breached. Accordingly, the Parties agree that, in any such event, the Parties shall be entitled to seek an injunction or injunctions to specifically enforce the terms and provisions hereof in an action instituted in any court of the State of California having subject matter jurisdiction in respect thereof, and the Parties further hereby agree to waive any requirement for the securing or posting of a bond in connection with the obtaining of such injunctive or other equitable relief.

Section 5.17 Survival. The representations and warranties contained in this Agreement shall survive without expiration.
[Signature pages follow]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first above written.

AEROCENTURY CORP.

By:
Name:	Michael G. Magnusson
Title:	President

BEAUMONT

Lee G. Beaumont, Individually